Exhibit 99.1

Itron Announces Third Quarter 2020 Financial Results and Operational Update

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--November 2, 2020--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its third quarter ended Sept. 30, 2020. Key results for the quarter include (compared with the third quarter of 2019):

  Revenue of $540 million, compared with $624 million;
  Gross margin of 26.5%; compared with 31.5%;
  GAAP net loss of $(25) million, compared with net income of $17 million;
  GAAP loss per share of $(0.63), compared with GAAP diluted earnings per share (EPS) of $0.42;
  Non-GAAP diluted EPS of $0.61, compared with $1.04;
  Adjusted EBITDA of $40 million, compared with $74 million;
  Free cash flow of $38 million, compared with $32 million; and
  Total backlog of $2.8 billion, compared with $3.1 billion.

"During the third quarter, our team continued to focus on the success of our customers and safely delivered results aligned to our expectations," said Tom Deitrich, Itron's president and chief executive officer.

"While still being negatively impacted by the COVID-19 pandemic, our results have improved sequentially from the second quarter low point," continued Deitrich. "While we navigate the near-term challenges, we continue to innovate and position Itron to capture the growing technology and service need of utilities and cities with our solutions."

Summary of Third Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total third quarter revenue decreased 13% to $540 million, or 14%, excluding the impact of changes in foreign currency exchange rates. The decrease was primarily due to lower customer demand and operating constraints resulting from COVID-19.

Device Solutions revenue decreased 17%, Networked Solutions revenue decreased 14% and Outcomes revenue increased 5%.

Gross Margin

Consolidated company gross margin of 26.5% decreased 500 basis points from the prior year due to COVID-19 induced manufacturing inefficiencies, inventory reserves and product mix.

Operating Expenses and Operating Income

GAAP operating expenses of $167 million increased $10 million from the prior year due to $44 million of restructuring expenses recognized in the quarter, partially offset by lower SG&A expenses, product development and amortization.

Non-GAAP operating expenses of $114 million decreased $17 million from the prior year due to lower sales, general and administrative expenses and product development.

GAAP operating loss of $(24) million was lower than the prior year due to lower gross profit and higher GAAP operating expenses. Non-GAAP operating income of $30 million decreased compared with the prior year due to lower gross profit.

Net Income (Loss) and Earnings (Loss) per Share

The net loss attributable to Itron, Inc. for the quarter was $(25) million, or $(0.63) per share, a decrease from net income of $17 million, or $0.42 per diluted share, in 2019. The decrease was driven by lower GAAP operating income in the current period and a higher GAAP effective tax rate.

Non-GAAP net income, which excludes certain charges including amortization of intangible assets, amortization of debt placement fees, restructuring, loss on sale of business, corporate transition cost, acquisition and integration related expenses and the income tax effect of those adjustments, was $25 million, or $0.61 per diluted share, compared with $41 million, or $1.04 per diluted share, in 2019. The lower year-over-year results were primarily due to the negative impact of the COVID-19 virus.

Cash Flow

Net cash provided by operating activities was $45 million in the third quarter compared with $50 million in the same quarter of 2019. Free cash flow was $38 million in the third quarter compared with $32 million in the prior year. The higher free cash flow was due to improved working capital and lower capital expenditures, partially offset by the lower operating income.

Other Measures

Total backlog was $2.8 billion and 12-month backlog was $1.1 billion, compared with $3.1 billion and $1.4 billion, respectively, in the prior year. Bookings in the quarter totaled $432 million.

Operational Update and Outlook

Results, while improving sequentially from the second quarter, still reflect the current pandemic operating environment. Our supply chain and logistics situation remain stable. We continue to have all factories up and running with aggressive measures to execute safely across our entire operation. Itron remains vigilant and prepared for regional and local spikes from the pandemic that may potentially disrupt our operations. We see some customers resuming deployments and a strong pipeline of new tenders. To date there have been no contract cancellations or slowing with collections from our customers. However, some new deployments that were expected to start in 2020 have shifted to out years due to pandemic conditions and/or delays in the regulatory approval process. On balance, we were pleased with our team’s focus and execution this quarter and we remain on track to achieve our second half 2020 expectations.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 11 a.m. EST on Nov. 2, 2020. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Nov. 7, 2020. To access the telephone replay, dial 888-203-1112 or 719-457-0820 and enter passcode 6815143.

About Itron

Itron® enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements

This release contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect," "intend," "anticipate," "believe," "plan," “goal,” “seek,” "project," "estimate," "future," “strategy,” "objective," "may," “likely,” “should,” "will," "will continue," and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including, without limitation those resulting from extraordinary events or circumstances such as the COVID-19 pandemic and other factors that are more fully described in Item 1A: “Risk Factors” included in our Annual Report on Form 10-K for the year ended Dec. 31, 2019 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

The impact caused by the ongoing COVID-19 pandemic includes uncertainty as to the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, impact on overall demand, impact on our customers’ businesses and workforce levels, disruptions of our business and operations, including the impact on our employees, limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers. Our estimates and statements regarding the impact of COVID-19 are made in good faith to provide insight to our current and future operating and financial environment and any of these may materially change due to factors outside our control. For more information on risks associated with the COVID-19 pandemic, please see Itron’s updated risk in Part II, Item 1A, “Risk Factors” of our latest 10-Q filing with the SEC.

Non-GAAP Financial Information

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Product revenues	$470,658	$552,897	$1,437,780	$1,663,794
Service revenues	69,526	71,577	210,413	210,293
Total revenues	540,184	624,474	1,648,193	1,874,087
Cost of revenues
Product cost of revenues	358,297	389,778	1,072,271	1,176,913
Service cost of revenues	38,636	38,292	122,588	122,293
Total cost of revenues	396,933	428,070	1,194,859	1,299,206
Gross profit	143,251	196,404	453,334	574,881

Operating expenses
Sales, general and administrative	64,982	83,666	215,018	264,640
Research and development	46,224	50,612	148,999	150,551
Amortization of intangible assets	11,183	16,095	33,488	48,185
Restructuring	44,462	6,592	41,531	7,685
Loss on sale of business	380	—	57,295	—
Total operating expenses	167,231	156,965	496,331	471,061

Operating income (loss)	(23,980)	39,439	(42,997)	103,820
Other income (expense)
Interest income	354	517	2,165	1,379
Interest expense	(10,810)	(12,868)	(33,771)	(39,899)
Other income (expense), net	(2,607)	(2,759)	(3,414)	(6,463)
Total other income (expense)	(13,063)	(15,110)	(35,020)	(44,983)

Income (loss) before income taxes	(37,043)	24,329	(78,017)	58,837
Income tax benefit (provision)	11,985	(6,152)	(366)	(20,692)
Net income (loss)	(25,058)	18,177	(78,383)	38,145
Net income attributable to noncontrolling interests	299	1,330	1,092	3,759
Net income (loss) attributable to Itron, Inc.	$(25,357)	$16,847	$(79,475)	$34,386

Net income (loss) per common share - Basic	$(0.63)	$0.43	$(1.98)	$0.87
Net income (loss) per common share - Diluted	$(0.63)	$0.42	$(1.98)	$0.86

Weighted average common shares outstanding - Basic	40,337	39,478	40,199	39,508
Weighted average common shares outstanding - Diluted	40,337	39,903	40,199	39,884

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Product revenues
Device Solutions	$174,039	$211,096	$501,157	$644,254
Networked Solutions	282,677	330,487	898,465	978,259
Outcomes	13,942	11,314	38,158	41,281
Total Company	$470,658	$552,897	$1,437,780	$1,663,794

Service revenues
Device Solutions	$2,089	$2,253	$6,415	$8,573
Networked Solutions	23,982	25,734	73,519	70,305
Outcomes	43,455	43,590	130,479	131,415
Total Company	$69,526	$71,577	$210,413	$210,293

Total revenues
Device Solutions	$176,128	$213,349	$507,572	$652,827
Networked Solutions	306,659	356,221	971,984	1,048,564
Outcomes	57,397	54,904	168,637	172,696
Total Company	$540,184	$624,474	$1,648,193	$1,874,087

Gross profit
Device Solutions	$20,528	$40,945	$64,843	$122,451
Networked Solutions	102,295	135,406	332,368	388,717
Outcomes	20,428	20,053	56,123	63,713
Total Company	$143,251	$196,404	$453,334	$574,881

Operating income (loss)
Device Solutions	$11,017	$27,905	$28,095	$81,717
Networked Solutions	71,404	105,637	237,466	298,994
Outcomes	12,044	10,843	29,468	35,620
Corporate unallocated	(118,445)	(104,946)	(338,026)	(312,511)
Total Company	$(23,980)	$39,439	$(42,997)	$103,820

ITRON, INC.
METER AND MODULE SUMMARY

(Unaudited, Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Itron Endpoints
Standard endpoints	3,890	5,420	12,410	16,460
Networked endpoints	3,860	3,940	11,950	12,180
Total endpoints	7,750	9,360	24,360	28,640

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	September 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$586,167	$149,904
Accounts receivable, net	386,920	472,925
Inventories	205,178	227,896
Other current assets	173,906	146,526
Total current assets	1,352,171	997,251

Property, plant, and equipment, net	205,930	233,228
Deferred tax assets, net	72,305	63,899
Other long-term assets	47,929	44,686
Operating lease right-of-use assets, net	78,190	79,773
Intangible assets, net	144,888	185,097
Goodwill	1,114,511	1,103,907
Total assets	$3,015,924	$2,707,841

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$232,236	$328,128
Other current liabilities	76,509	63,785
Wages and benefits payable	91,225	119,220
Taxes payable	15,482	22,193
Current portion of debt	21,406	—
Current portion of warranty	32,118	38,509
Unearned revenue	117,729	99,556
Total current liabilities	586,705	671,391

Long-term debt, net	1,313,459	932,482
Long-term warranty	10,969	14,732
Pension benefit obligation	103,273	98,712
Deferred tax liabilities, net	1,854	1,809
Operating lease liabilities	68,847	68,919
Other long-term obligations	133,552	118,981
Total liabilities	2,218,659	1,907,026

Equity
Common stock	1,381,774	1,357,600
Accumulated other comprehensive loss, net	(154,013)	(204,672)
Accumulated deficit	(455,865)	(376,390)
Total Itron, Inc. shareholders' equity	771,896	776,538
Noncontrolling interests	25,369	24,277
Total equity	797,265	800,815
Total liabilities and equity	$3,015,924	$2,707,841

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Nine Months Ended September 30,
	2020	2019
Operating activities
Net income (loss)	$(78,383)	$38,145
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	72,306	85,691
Non-cash operating lease expense	15,252	13,847
Stock-based compensation	20,638	21,064
Amortization of prepaid debt fees	3,029	3,686
Deferred taxes, net	(9,439)	4,990
Loss on sale of business	57,295	—
Restructuring, non-cash	6,518	(2,147)
Other adjustments, net	3,856	(6,121)
Changes in operating assets and liabilities
Accounts receivable	82,087	(39,385)
Inventories	8,978	(15,762)
Other current assets	(12,862)	(10,494)
Other long-term assets	(2,547)	7,945
Accounts payable, other current liabilities, and taxes payable	(82,775)	(4,063)
Wages and benefits payable	(28,446)	30,220
Unearned revenue	15,098	6,746
Warranty	(10,894)	(5,506)
Other operating, net	10,860	(756)
Net cash provided by operating activities	70,571	128,100

Investing activities
Net payments related to the sale of business	(748)	—
Acquisitions of property, plant, and equipment	(36,297)	(44,570)
Other investing, net	3,573	9,977
Net cash used in investing activities	(33,472)	(34,593)

Financing activities
Proceeds from borrowings	400,000	50,000
Payments on debt	—	(100,313)
Issuance of common stock	5,059	7,117
Repurchase of common stock	—	(25,000)
Prepaid debt fees	(184)	(175)
Other financing, net	(2,285)	(5,221)
Net cash provided by (used in) financing activities	402,590	(73,592)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(3,426)	(543)
Increase in cash, cash equivalents, and restricted cash	436,263	19,372
Cash, cash equivalents, and restricted cash at beginning of period	149,904	122,328
Cash, cash equivalents, and restricted cash at end of period	$586,167	$141,700

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures, please see the table captioned "Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures".

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges, such as acquisition and integration related expenses, or restructuring charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, and acquisition and integration. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, and acquisition and integration. Acquisition and integration related expenses include costs, which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods, expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, loss on sale of business, corporate transition cost, acquisition and integration, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

For interim periods, beginning the first quarter of 2019, the budgeted annual effective tax rate (AETR) is used, adjusted for any discrete items, as defined in ASC 740 - Income Taxes. The budgeted AETR is determined at the beginning of the fiscal year. The AETR is revised throughout the year based on changes to our full-year forecast. If the revised AETR increases or decreases by 200 basis points or more from the budgeted AETR due to changes in the full-year forecast during the year, the revised AETR is used in place of the budgeted AETR beginning with the quarter the 200 basis point threshold is exceeded and going forward for all subsequent interim quarters in the year. We continue to assess the AETR based on latest forecast throughout the year and use the most recent AETR anytime it increases or decreases by 200 basis points or more from the prior interim period.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, acquisition and integration related expense, and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income (loss).

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency – We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from the entity's functional currency into U.S. dollars for financial reporting purposes. We also use the term "constant currency", which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$167,231	$156,965	$496,331	$471,061
Amortization of intangible assets	(11,183)	(16,095)	(33,488)	(48,185)
Restructuring	(44,462)	(6,592)	(41,531)	(7,685)
Loss on sale of business	(380)	—	(57,295)	—
Corporate transition cost	—	(57)	33	(1,613)
Acquisition and integration related expense	2,348	(3,834)	738	(24,593)
Non-GAAP operating expenses	$113,554	$130,387	$364,788	$388,985

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$(23,980)	$39,439	$(42,997)	$103,820
Amortization of intangible assets	11,183	16,095	33,488	48,185
Restructuring	44,462	6,592	41,531	7,685
Loss on sale of business	380	—	57,295	—
Corporate transition cost	—	57	(33)	1,613
Acquisition and integration related expense	(2,348)	3,834	(738)	24,593
Non-GAAP operating income	$29,697	$66,017	$88,546	$185,896

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$(25,357)	$16,847	$(79,475)	$34,386
Amortization of intangible assets	11,183	16,095	33,488	48,185
Amortization of debt placement fees	972	1,240	2,898	3,555
Restructuring	44,462	6,592	41,531	7,685
Loss on sale of business	380	—	57,295	—
Corporate transition cost	—	57	(33)	1,613
Acquisition and integration related expense	(2,348)	3,834	(738)	24,593
Income tax effect of non-GAAP adjustments	(4,658)	(3,269)	(6,037)	(16,131)
Non-GAAP net income attributable to Itron, Inc.	$24,634	$41,396	$48,929	$103,886

Non-GAAP diluted EPS	$0.61	$1.04	$1.21	$2.60

Non-GAAP weighted average common shares outstanding - Diluted	40,559	39,903	40,507	39,884

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$(25,357)	$16,847	$(79,475)	$34,386
Interest income	(354)	(517)	(2,165)	(1,379)
Interest expense	10,810	12,868	33,771	39,899
Income tax provision	(11,985)	6,152	366	20,692
Depreciation and amortization	24,076	28,623	72,306	85,691
Restructuring	44,462	6,592	41,531	7,685
Loss on sale of business	380	—	57,295	—
Corporate transition cost	—	57	(33)	1,613
Acquisition and integration related expense	(2,348)	3,834	(738)	24,593
Adjusted EBITDA	$39,684	$74,456	$122,858	$213,180

FREE CASH FLOW
Net cash provided by operating activities	$44,785	$50,037	$70,571	$128,100
Acquisitions of property, plant, and equipment	(7,248)	(18,059)	(36,297)	(44,570)
Free Cash Flow	$37,537	$31,978	$34,274	$83,530

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643

Rebecca Hussey
Manager, Investor Relations
(509) 891-3574